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                                                                   EXHIBIT 99. 1


KOPIN PRESS RELEASE

Thursday September 16, 8:15 am Eastern Time

New Digital Cameras to Feature Kopin Color CyberDisplay

Kopin Also Announces Anticipated Third-quarter Performance

     TAUNTON, Mass. -- Sept. 16, 1999 -- Kopin Corporation (NASDAQ:KOPN) today announced that Mustek, Inc., a leading Taiwanese manufacturer of scanners, digital still cameras (DSC) and other consumer electronic equipment, will use Kopin's innovative, miniature color flat panel display, the CyberDisplay 320C, in several new Mustek DSCs for introduction later this year.

     The first such camera, scheduled to be on the shelves by Christmas, is the GSmart 350, which produces VGA resolution pictures. A single CyberDisplay is used in these cameras for both the viewfinder mode as well as to display images of pictures previously taken. Targeted at the novice and youth generation segment of the consumer market, the GSmart 350 is Mustek's first DSC using CyberDisplay. Kopin's CyberDisplay is already being used by JVC in two models of its new CyberCam camcorder.

     The GSmart 350 is expected to have a retail price of less than $200 and to incorporate several new advanced features that have typically been found only on more expensive DSCs priced from $500 to $800. Equipped with Kopin's CyberDisplay, the GSmart 350 can even review and take pictures in direct sunlight - a capability that is difficult to attain with a back mounted, direct view display. Also, the image seen on the CyberDisplay will appear to be several times larger than the images seen on a 1.8" direct view display. The GSmart 350 with CyberDisplay consumes less power than other DSCs, thereby ensuring longer battery life. With only 3 AA batteries, the GSmart 350 can support up to 1,000 shots. No power adapter is needed because of the unique Bus Power design, which requires no battery power when the Universal Serial Bus
(USB) is connected to a PC or other monitor. Mustek's high volume manufacturing facilities located in Taiwan and China allow for the production of high quality, inexpensive DSCs that meet the price points needed for entry-level markets.

     "We are delighted to be aligned with Kopin in our introduction of several new digital cameras for entry-level markets," said Ms. Angel Ku, Mustek's Imaging Business Division Director. "We are building the first of these cameras now and plan on making it available for the Christmas season. Kopin's CyberDisplay allows us to design and manufacture small, light-weight, inexpensive DSCs, yet with high price DSC performance. Also, users will find that they can have these features without worrying about running down their batteries since the CyberDisplay draws so little power. Over the next several years our plans call for the introduction of a whole series of DSCs for many different markets - we are especially interested in the youth marketplace for such computer enabled cameras."

     "According to Semico Research, digital still camera shipments should reach 26 million units by 2002, with over 65% of these cameras priced lower than $500. These are the exact markets being targeted by Mustek with our new DSCs," said Ms. Ku.

     Dr. John C.C. Fan, Chief Executive Officer and President of Kopin Corporation, stated, "The use of Kopin's CyberDisplays in the DSC market represents another milestone in our strategy to convert meaningful design wins into high volume flat panel display production. We believe the digital cameras are entering a rapid growth period, driven by many new applications. Our production lines are ramping further to satisfy additional demand by installing additional

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production and characterization equipment, and by doubling our personnel in
Westboro to about 100 employees. We expect to achieve another critical milestone - increasing output to 100,000 displays per month by the beginning of next year. In addition, the automation for key display manufacturing processes is already underway and is expected to be complete by the second quarter of 2000."

     The CyberDisplay 320C is a 0.24-inch diagonal transmissive active matrix liquid crystal display (AMLCD) imaging device which displays information at 320 by 240 full color pixel resolution. At 1,700 lines per inch, it is the densest transmissive AMLCD in the world. In addition to displaying standard text and graphics, the display operates at video speeds and consumes less than 20mW of power including the backlight. This combination offers original equipment manufacturers (OEMs) performance advantages, high-quality images, and the low power consumption that portable products require.

     Dr. Fan continued, "It is an exciting yet challenging time for Kopin as we simultaneously quadruple our GaAs HBT manufacturing capacity and make the investments necessary to ramp our CyberDisplay production. Due to the increased demands for our products, Kopin expects record 1999 third-quarter revenue in the range of $9.4 million to $9.7 million, up from $7.8 million for the same period last year. The increased ramp-up costs for the CyberDisplay and HBT GaAs businesses, combined with our aggressive pricing strategy for display adoption, is anticipated to result in a net loss for the third quarter in the range of $0.03 per share to $0.05 per share."

     Kopin expects to report its third-quarter results on October 28, 1999.

About Kopin Corporation

     Kopin is a leading developer and manufacturer of high resolution, flat panel display products and HBT transistor wafers for telecommunications and digital imaging applications. Founded in 1984 with initial technology developed at Massachusetts Institute of Technology, Kopin holds over 100 patents and patent applications for technological breakthroughs in flat panel display and device transistor technology. These technologies have enabled Kopin to market display products and device wafers that enhance the delivery and presentation of video, voice and data. The Company has combined advanced AMLCD and integrated circuit technology to produce its CyberDisplay family of ultra-small, high density imaging devices. The Kopin CyberDisplay family now includes the CyberDisplay 320, 320C, 640C and 1280 - providing OEMs with a range of powerful, high-quality display solutions. Telecommunication providers are using Kopin's transistor wafers for high-performance integrated circuits used primarily in advanced cellular phones and other communications devices. For more information, please visit Kopin's Web site at www.kopin.com.

     CyberDisplay is a trademark of Kopin Corporation.

     Forward-looking statements contained in this press release, including Kopin's projected revenue and loss for the quarter ended October 2, 1999 are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display and gallium arsenide integrated circuit and materials industries, the impact of competitive products and pricing, availability of third-party components, availability of integrated circuit fabrication facilities, the Company's ability to successfully expand its production facilities, cost and yields associated with production of the Company's CyberDisplay imaging devices and transistor wafers, loss of significant customers, acceptance of the Company's products, continuation of strategic relationships, Year 2000 matters, and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports and registration statements filed with the Securities

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and Exchange Commission, including but not limited to, the Company's Annual
Report on Form 10-K for the fiscal year ended December 31, 1998.

Contact:
  Kopin Corporation
  Glen Kephart
  VP Marketing Display Products
  508-824-6696
  gkephart@kopin.com

  or

  Kopin Corporation
  Richard Sneider
  CFO
  508-824-6696
  rsneider@kopin.com

  or

  Copithorne & Bellows
  Kathy Madison
  Account Manager
  617-450-4300
  kathy.madison@cbpr.com

  or

  Sharon Merrill Associates, Inc.
  Scott Solomon
  Account Executive
  617-542-5300
  ssolomon@sharonmerrillassoc.com